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                                                                     EXHIBIT 4.1

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF NOVEMBER 1, 2002, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND THE OTHER PARTIES REFERRED TO THEREIN, AS AMENDED AND MODIFIED FROM TIME TO TIME, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO A INVESTOR RIGHTS AGREEMENT, DATED AS OF [__], 2002, AMONG THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY REFERRED TO THEREIN, AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH INVESTOR RIGHTS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

                           VITALSTREAM HOLDINGS, INC.

                          COMMON STOCK PURCHASE WARRANT

DATE OF ISSUANCE:  NOVEMBER [_____], 2002              CERTIFICATE NO. W-[_____]

          FOR VALUE RECEIVED, VitalStream Holdings, Inc., a Nevada corporation (the "COMPANY"), hereby grants to [_____], or its registered assigns (the "REGISTERED HOLDER"), the right to purchase from the Company a number of shares of the Company's Common Stock equal to the Warrant Share Amount at a price per share equal to $[_____] [TO BE INSERTED AT CLOSING - A PRICE EQUAL TO THE MARKET PRICE (AS DEFINED HEREIN) OF THE COMMON STOCK ENDING ON THE BUSINESS DAY IMMEDIATELY

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PRIOR TO THE EXECUTION OF THE ASSET PURCHASE AGREEMENT, MULTIPLIED BY 1.1] (as
adjusted from time to time hereunder, the "EXERCISE PRICE").

          This Warrant was issued pursuant to a Convertible Note and Warrant Purchase Agreement, dated as of November 1, 2002 (as amended and modified from time to time, the "NOTE PURCHASE AGREEMENT"), between the Company and the other parties referred to therein, and this Warrant is one of the "Warrants" referred to in the Note Purchase Agreement.

          The amount and kind of securities obtainable pursuant to the rights granted hereunder and the Exercise Price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

          For income tax purposes, the fair market value of this Warrant on the date hereof is an amount equal to the product of is (i) $0.21 MULTIPLIED BY (b) the Warrant Share Amount.

          Except as defined in SECTION 5 or unless otherwise indicated herein, capitalized terms used in this Warrant have the meanings ascribed to them in the Note Purchase Agreement.

          This Warrant is subject to the following provisions:

          Section 1.     EXERCISE OF WARRANT.

          1A.     EXERCISE PERIOD. The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance until and including the third anniversary of the Date of Issuance (the "EXERCISE PERIOD"). The Company shall give the Registered Holder written notice of the expiration of the rights hereunder at least thirty (30) days but not more than ninety (90) days prior to the end of the Exercise Period.

          1B.     EXERCISE PROCEDURE.

          (i) This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the "EXERCISE TIME"):

          (a) a completed Exercise Agreement, substantially in the form of EXHIBIT A attached here, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "PURCHASER");

          (b)     this Warrant;

          (c) if this Warrant is not registered in the name of the Purchaser, an Assignment Agreement or Assignments Agreements, substantially in the form set forth as EXHIBIT B attached hereto, evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in SECTION 7 of this Warrant; and

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          (d)     either (1) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the "AGGREGATE EXERCISE PRICE"), (2) the surrender to the Company of VitalStream Securities having a Market Price equal to the Aggregate Exercise Price of the Common Stock being purchased upon such exercise (provided that for purposes of this SECTION 1B(i)(d), the Market Price of any note or other Debt Security or any Preferred Stock shall be deemed to be equal to the aggregate outstanding principal amount or liquidation value thereof plus all accrued and unpaid interest thereon or accrued or declared and unpaid dividends thereon) or (3) a written notice to the Company that the Purchaser is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon such exercise of the Warrant which when multiplied by the Market Price of the Common Stock is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).

          (ii) Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five (5) business days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall within such five (5) business day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

          (iii) The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

          (iv) The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant shall upon payment of the Exercise Price therefor, be fully paid and non-assessable and free from all liens and charges with respect to the issuance thereof.

          (v) The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

          (vi) The Company shall assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

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          (vii)   Notwithstanding any other provision hereof, if an exercise of all or any portion of this Warrant is to be made in connection with a registered public offering, the sale of the Company or any other transaction or any other event, the exercise of any portion of this Warrant may, at the election of the Holder hereof, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction or such event.

          (viii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock issuable upon the exercise of all outstanding Warrants. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

          1C.     EXERCISE AGREEMENT. Upon any exercise of this Warrant, the
Exercise Agreement shall be substantially in the form set forth as EXHIBIT A attached hereto, except that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Common Stock are to be issued, and if the number of shares of Common Stock to be issued does not include all the shares of Common Stock purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof.

          1D.     FRACTIONAL SHARES. If a fractional share of Common Stock
would, but for the provisions of SECTION 1A of this Warrant, be issuable upon exercise of the rights represented by this Warrant, the Company shall, within five (5) business days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the difference between Market Price of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

          Section 2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this
SECTION 2, and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this SECTION 2.

          2A.     ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES UPON
ISSUANCE OF COMMON STOCK.

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          (i)     If and whenever on or after the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date), the Company issues or sells, or in accordance with SECTION 2B of this Warrant is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Market Price of the Common Stock determined as of the date of such issuance or sale, then immediately upon such issuance or sale the Exercise Price shall be reduced to the Exercise Price determined by multiplying the Exercise Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (a) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance of sale, plus (b) the consideration, if any, received by the Company upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

          (ii) Upon each such adjustment of the Exercise Price hereunder, the number of shares of Common Stock acquirable upon exercise of this Warrant shall be adjusted to the number of shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

          (iii) Notwithstanding the foregoing, there shall be no adjustment to the Exercise Price or the number of shares of Common Stock obtainable upon exercise of this Warrant with respect any sale or issuance (or in accordance with SECTION 2B any deemed issuance or sale) of shares of its Common Stock: (a) which are included in the calculation of the number of shares of Fully Diluted Outstanding Common Stock, (b) upon issuance of any Notes pursuant to the Note Purchase Agreement, (c) upon issuance of any Warrants pursuant to the Note Purchase Agreement, (d) upon conversion of any Notes, (e) upon exercise of any Warrants, (f) upon exercise of any Options or conversion of any Convertible Securities outstanding on the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date), (g) to directors or employees of, or consultants to, the Company and its Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Company's board of directors (including any shares of its Common Stock issued or issuable upon exercise of Options granted pursuant to such plans), up to an aggregate of 8,000,000 shares of Common Stock (including any shares of its Common Stock issued (or in accordance with SECTION 2B of this Warrant is deemed to have issued or sold) pursuant to such plans before, on or after the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date)) (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock),
(h) as a dividend or other distribution on the outstanding shares of its Common Stock (provided such dividend or other distribution causes an adjustment to the Conversion Price pursuant to SECTION 2C of this Warrant), (i) in connection with a stock split or subdivision of its outstanding Common Stock (provided such stock split or subdivision causes an adjustment to the Conversion Price pursuant to SECTION 2C of this Warrant) or (j) in connection with equipment lease financing transactions, real estate leasing transactions, strategic partnering arrangements and other similar transactions provided such issuances are (1) approved by the Company's board of directors and (2) primarily for purposes

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other than an Equity Securities or Debt Securities financing (including any shares of its Common Stock issued or issuable upon exercise of Options or conversion of Convertible Securities granted in connection therewith).

          2B.     EFFECT ON EXERCISE PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Exercise Price under SECTION 2A of this Warrant, the following shall be applicable:

          (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Market Price of the Common Stock as of the date of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this SECTION 2B(i), the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (a) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

          (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Market Price of the Common Stock as of the date of such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this
SECTION 2B(ii), the "price per share for which Common Stock is issuable upon conversion or exchange thereof" is determined by dividing (a) the total amount received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the

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Exercise Price had been or are to be made pursuant to other provisions of this
SECTION 2B, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

          (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted immediately to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of shares of Common Stock issuable hereunder shall be correspondingly adjusted provided that if such adjustment would result in an increase of the Exercise Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Company to all Holders of the Warrants. For purposes of this SECTION 2B, if the terms of any Option or Convertible Security which was outstanding as of Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date) are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Exercise Price hereunder to be increased.

          (iv) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities shall be determined jointly by the Company and the Registered Holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of such Warrants. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of such Warrants. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

          (v) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issuance or sale of other securities of the Company, together comprising one integrated

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transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued without consideration.

          (vi) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issuance or sale of Common Stock.

          (vii) RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          2C.     SUBDIVISION OR COMBINATION OF COMMON STOCK. If, after the
Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date), the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately increased. If, after the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date), the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately decreased.(1)

          2D.     REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR
SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) to insure that each of the Registered Holders of the Warrants shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such Holder's Warrant, such shares of stock, securities or assets as may be issued or

----------
     (1) For example only, (1) if the Company consummates a two for one stock split of its Common Stock, the Conversion Price shall be reduced to fifty percent of the Conversion Price theretofore in effect and (2) if the Company consummates a one for two reverse stock split of its Common Stock, the Conversion Price shall be increased to two hundred percent of the Conversion Price theretofore in effect.

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payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such Holder's Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) with respect to such Holders' rights and interests to insure that the provisions of this SECTION 2 and SECTION 3 and SECTION 4 of this Warrant shall thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of Warrants representing a majority of the Common Stock obtainable upon exercise of all of the Warrants then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire.

          2E.     CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this SECTION 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's board of directors shall make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the Holders of the Warrants; provided that no such adjustment shall increase the Exercise Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this SECTION 2.

          2F.     NOTICES.

          (i) Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii) The Company shall give written notice to the Registered Holder at least twenty (20) business days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon the Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

          (iii) The Company shall also give written notice to the Registered Holders at least twenty (20) business days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

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          Section 3.     LIQUIDATING DIVIDENDS. If the Company declares or pays
a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with GAAP, consistently applied) except for a stock dividend payable in shares of Common Stock (a "LIQUIDATING DIVIDEND"), then the Company shall pay to the Registered Holder of this Warrant at the time of payment thereof the Liquidating Dividend which would have been paid to such Registered Holder on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

          Section 4. PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the Registered Holder of this Warrant shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights.

          Section 5. DEFINITIONS. The following terms have meanings set forth below:


          "ASSET PURCHASE AGREEMENT" means that certain Asset Purchase Agreement, dated as of November 1, 2002, by and among the Company, VitalStream Broadcasting Corp., Networks and Hosting, as amended, modified, restated, superseded or replaced from time to time.

          "ASSET PURCHASE AGREEMENT SHARES" means the aggregate number of shares of Common Stock issued by the Company pursuant to Section 2(c), Section 2(d),
Section 2(e) and Section 2(f) of the Asset Purchase Agreement.

          "COMMON STOCK" means the common stock, par value $0.001 per share, any capital stock of any class of the Company (other than any Preferred Equity Securities (as defined in the Notes) or the Conversion Preferred (as defined in the Notes)) hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

          "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to SECTION 2B(i) and
SECTION 2B(ii) of this Warrant regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon exercise of the Warrants.

          "CONVERTIBLE SECURITIES" means any capital stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

          "DATE OF ISSUANCE" has the meaning set forth in SECTION 8 of this Warrant.

          "FULLY DILUTED OUTSTANDING COMMON STOCK" means the sum of (a) the number of shares of Common Stock actually outstanding on the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing
Date), as determined immediately prior to the consummation of the transactions contemplated by the Asset Purchase Agreement, (b) the number of Merger Agreement Shares, (c) the number of Option Shares and (d) the number of Asset Purchase Agreement Shares.

          "HOSTING" means Epoch Hosting, Inc., a Delaware corporation.

          "INITIAL CLOSING DATE" has the meaning set forth in the Asset Purchase Agreement.

          "MARKET PRICE" of any security means (a) if such security is listed on an exchange, the average closing price of such security on the principal exchange on which such security is listed, or, if there has been no sale on any such exchange on any day, the closing price of such security on the principal exchange on the most recent day on which sales of such security have taken place on such exchange or (b) if such security is not listed on an exchange but is quoted through the NASDAQ System, or on the domestic over-the-counter market as reported by the National Quotation Bureau, the average of the closing sales prices as reported by the NASDAQ System or the National Quotation Bureau, as applicable, over a period of 5 days consisting of the day as of which "MARKET PRICE" is being determined and the 4 consecutive business days prior to such day on which trades were reported in such security. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "MARKET PRICE" shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Underlying Common Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the holders of a majority of the Underlying Common Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

          "MERGER AGREEMENT" means that certain Merger Agreement, dated as of February 13, 2002, among the Company, VitalStream, Inc., and VitalStream Operating Corporation.

          "MERGER AGREEMENT SHARES" means the aggregate number of shares of Common Stock issued by the Company after the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date) pursuant to
Section 1.4(b) of the Merger Agreement and each of Section 1.4(c)(iii), Section 1.4(c)(iv), Section 1.4(c)(v) and Section 1.4(c)(vi) (with respect to Section 1.4(c)(vi), such number of shares, as of the date hereof, is expected to be 1,752,982 shares of Common Stock, which shares of Common Stock the Company expects to issue on or about November 15, 2002) of the Merger Agreement (as each such section may be amended, modified, restated, superseded or replaced from time to time).

          "MERGER CLOSING DATE" means April 23, 2002.

          "NETWORKS" means Epoch Networks, Inc., a California corporation.

          "NOTES" has the meaning set forth in the Note Purchase Agreement.

          "OPTIONS" means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.

          "OPTION SHARES" means the aggregate number of shares of capital stock issued by the Company pursuant to (a) that certain Option Agreement, dated as of May 10, 2002, by and between the Company and Steve Smith, as amended, modified, restated, superseded or replaced from time to time, (b) that certain Option Agreement, dated as of May 10, 2002, by and between the Company and David R. Williams, as amended, modified, restated, superseded or replaced from time to time, (c) that certain Option Agreement, dated as of November 1, 2001, by and between the Company and Kevin Herzog, as amended, modified, restated, superseded or replaced from time to time, (d) that certain Option Agreement, dated as of November 1, 2001, by and between the Company and David R. Williams, as amended, modified, restated, superseded or replaced from time to time, and
(e) that certain Option Agreement, dated as of November 1, 2001, by and between the Company and Steve Smith, as amended, modified, restated, superseded or replaced from time to time.

          "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other similar entity or organization or a governmental entity or any department, agency or political subdivision thereof.

          "SUBSEQUENT CLOSING" has the meaning set forth in the Asset Purchase Agreement.

          "SUBSEQUENT CLOSING DATE" has the meaning set forth in the Asset Purchase Agreement.

          "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

          "UNDERLYING COMMON STOCK" means (a) the Common Stock issued or issuable upon exercise of the Warrants and (b) any Common Stock issued or issuable with respect to the securities referred to in clause (a) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Warrant, any Person who holds a Warrant shall be deemed to be the holder of the Underlying Common Stock issuable upon exercise of such Warrant regardless of any restriction or limitation on the exercise of such Warrant, and, such Underlying Common Stock shall be deemed to be in existence and such Person shall be entitled to exercise the rights of a holder of such Underlying Common Stock hereunder. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (1) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (2) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 or (3) repurchased by the Company or any of its subsidiaries.

          "WARRANTS" means this Warrant together with (a) any other "Warrants" issued pursuant to the Note Purchase Agreement and (b) any Warrants issued upon the exchange or transfer or in replacement or substitution of all or any portion of the unexpired and unexercised purchase rights of such Warrants.

          "WARRANT SHARE AMOUNT" means the product of (a) [_____] [INSERT HOLDER'S PRO RATA SHARE OF WARRANT AS SET FORTH ON ANNEX 1 OF THE PURCHASE AGREEMENT], (b) 0.18 and (c) the difference between (1) the Fully Diluted Outstanding Common Stock DIVIDED BY 0.868 MINUS (2) the Fully Diluted Outstanding Common Stock.

          Other capitalized terms used in this Warrant but not defined herein shall have the meanings set forth in the Note Purchase Agreement.

          Section 6. NO VOTING RIGHTS; LIMITATIONS OF LIABILITY. Except as provided in the Investor Rights Agreement and Note Purchase Agreement, this Warrant shall not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

          Section 7. WARRANT TRANSFERABLE. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of EXHIBIT B attached hereto) at the principal office of the Company.

          Section 8. WARRANT EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the "DATE OF ISSUANCE" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.

          Section 9. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          Section 10. NOTICES. Except as otherwise expressly provided herein, all notices or other communications to be given or delivered under or by reason of the provisions of this Warrant shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service (charges prepaid), one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Any notice or other communication hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient. Such notices and other communications shall be sent to (i) the Company, at its principal executive offices and (ii) the Registered Holder of this Warrant, at such Registered Holder's address as it appears in the records of the Company (unless otherwise indicated by any such Registered Holder).

          Section 11. DESCRIPTIVE HEADINGS; INTERPRETATION. Section headings used in this Warrant are for convenience only and are not to affect the construction of, or to be taken into consideration in interpreting, this Warrant. The use of the word "including" or any variation or derivative thereof in this Warrant is by way of example rather than by limitation.

          Section 12. BUSINESS DAYS. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York or the State of California, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

          Section 13. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants; provided that no such action may change the Exercise Price of the Warrants or the number of shares or class of stock obtainable upon exercise of each Warrant without the written consent of the Registered Holder of that Warrant subject to such action.

          SECTION 14. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS WARRANT, EVEN THOUGH UNDER THAT JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

          SECTION 15. JURISDICTION AND VENUE. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY WITH RESPECT TO THIS WARRANT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN NEW YORK CITY, NEW YORK OR LOS ANGELES, CALIFORNIA. BY EXECUTING AND DELIVERING THIS WARRANT, THE COMPANY, ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS WARRANT. THE COMPANY HEREBY WAIVES ANY CLAIM THAT NEW YORK CITY, NEW YORK OR LOS ANGELES, CALIFORNIA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

          SECTION 16. WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY in any litigation in any court with respect to, in connection with, or arising out of this Warrant or the validity, protection, interpretation, collection or enforcement of this Warrant; AND THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO INTERPOSE ANY SETOFF OR COUNTERCLAIM OR CROSS-CLAIM in connection with any such litigation, irrespective of the nature of such setoff, counterclaim or cross-claim except to the extent that the failure so to assert any such setoff, counterclaim or cross-claim would permanently preclude the prosecution of or recovery upon same. THE COMPANY AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS WARRANT AND ACKNOWLEDGES THAT THE HOLDER OF THIS WARRANT WOULD NOT HAVE PURCHASED THIS WARRANT IF THIS SECTION WERE NOT PART OF THIS WARRANT.

                                    * * * * *

          IN WITNESS WHEREOF, the Company has executed and delivered this Warrant as of the date first above written.


                         VITALSTREAM HOLDINGS, INC.


                         By:
                            ----------------------------------------
                            Name:
                            Title:


[Corporate Seal]


Attest:


----------------------------
Name:
Title:

                                                                       EXHIBIT A

                               EXERCISE AGREEMENT

To:  Dated:

          The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-____), hereby agrees to subscribe for the purchase of ______ shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.


                                         Signature:
                                                   ----------------------

                                         Address:
                                                  -----------------------

                                                  -----------------------

                                                  -----------------------

                                                                       EXHIBIT B

                              ASSIGNMENT AGREEMENT

          FOR VALUE RECEIVED, ______________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-_____) with respect to the number of shares of the Common Stock covered thereby set forth below, unto:


                                         Signature:
                                                   ----------------------

                                         Address:
                                                  -----------------------

                                                  -----------------------

                                                  -----------------------


                                         Witness:
                                                  -----------------------